Chimerix Announces First Quarter Financial Results

Company Plans to Initiate Brincidofovir SURPASS and SUSTAIN Studies in
Kidney Transplant Recipients in Second Half 2015

DURHAM, NC, May 11, 2015 - Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today reported financial results for the first quarter 2015.

M. Michelle Berrey, MD, MPH, President and CEO of Chimerix, said, “The first quarter of 2015 allowed us to make significant progress in our development program for brincidofovir. We are close to completing enrollment of our Phase 3 SUPPRESS trial for the prevention of cytomegalovirus (CMV) in stem cell transplant recipients. We continue to rapidly enroll patients in our Phase 3 AdVise study for the treatment of life-threatening adenovirus infections. Our pivotal animal study for smallpox is underway, with data anticipated in the second half of 2015. In April 2015, BARDA announced its intent to award a procurement contract to the company, which potentially could be awarded by the end of September 2015. Today, we are announcing the study designs for our brincidofovir studies for the prevention of CMV in kidney transplant recipients.”

Recent Company Highlights

•	SUPPRESS Enrollment is On-Track to be Completed in Summer 2015 with Data Anticipated in Early 2016
The SUPPRESS trial of brincidofovir for the prevention of CMV in allogeneic stem cell transplant recipients is over 90 percent enrolled, with full enrollment expected to be completed in the summer of 2015. Brincidofovir, if approved, would be the first and only drug for the prevention of clinically significant CMV infection in stem cell transplant recipients. Secondary endpoints of SUPPRESS include overall mortality, multiple measures of healthcare utilization, and rates of clinical events caused by other dsDNA viruses such as adenovirus (AdV), BK virus, and Epstein-Barr virus (EBV).

•	AdVise Trial of Brincidofovir For Adenovirus Infection Continues to Enroll
The Phase 3 AdVise trial initiated in March 2014 has now enrolled 150 patients. AdVise is open to patients with localized or disseminated adenovirus infection; all enrolled patients receive brincidofovir for 12 weeks and are followed for a minimum of 12 weeks after treatment. In a preliminary analysis presented in February 2015, patients in AdVise had a mortality rate of less than 40 percent, which compares favorably to reported mortality rates as high as 60 to 80 percent for disseminated adenovirus disease. In addition, more than half of the first 85 patients enrolled in AdVise had more than one clinically relevant dsDNA viral infection at the time of enrollment. This underscores the need for an antiviral like brincidofovir, with the potential for activity beyond a single virus. AdVise is expected to enroll 200 patients, with a primary endpoint of survival of patients treated with brincidofovir compared to matched historical controls with disseminated adenovirus disease from the same clinical centers.

•	Biomedical Advanced Research and Development Authority (BARDA) Posted a Notice of Intent to Award a Sole Source Contract to Chimerix for the Procurement of Brincidofovir for Smallpox

In April 2015, BARDA announced its intent to award a procurement contract to the company and stated that it anticipates announcing the award of this contract by the end of September 2015. According to the posted notice of intent, the estimated period of performance for the 60-month base period is September 2015 through August 2020 for initial deliveries of brincidofovir to the U.S. Centers for Disease Control and Prevention for the Strategic National Stockpile (SNS). Options may be exercised at BARDA’s discretion to achieve the potential delivery of a maximum of 1.7 million treatment courses. BARDA’s total estimated dollar value for the 60-month base period contract is approximately $100 million. If all options are exercised by BARDA, the total dollar value is estimated to be approximately $435 million. Any award would be subject to negotiation and execution of a definitive agreement by the parties.

•	SUSTAIN and SURPASS Trials of Brincidofovir in Kidney Transplant Recipients are Expected to Begin in Second Half 2015
Improvements in immunosuppressive regimens have decreased the rates of organ rejection over the past decade. However, there have not been concomitant advances in antiviral therapy to prevent infection caused by the DNA viruses including CMV and BK virus. The long term survival of kidney transplants has therefore plateaued, with less than half of transplanted kidneys still functioning a decade after surgery.

SUSTAIN is a Phase 3 study in kidney transplant recipients at high risk of CMV disease. It is a blinded, non-inferiority study of brincidofovir versus valganciclovir in kidney transplant recipients who are CMV seronegative (R-) but who receive a kidney from a CMV seropositive (D+) donor. The primary endpoint is CMV disease, with secondary endpoints related to renal function at one year, a measurement closely correlated with long-term renal survival.  The trial is expected to enroll approximately 750 patients, and, if positive, could serve as a confirmatory study that would support traditional approval in the U.S. for the CMV prevention indication.

Because the population for SUSTAIN makes up less than 20% of patients who are receiving a kidney transplant, it is important to also study brincidofovir in the most common setting of kidney transplantation, namely in patients who are CMV seropositive (R+) when they receive their new kidney. These patients are at increased risk of CMV reactivation due to the significant immunosuppression they receive to avoid organ rejection. CMV seropositive organ recipients comprise over half the transplant recipients; patients in this population will be enrolled in the parallel SURPASS trial.

SURPASS has a similar design to SUSTAIN, and is a blinded, non-inferiority study of brincidofovir versus valganciclovir in kidney transplant recipients who are CMV seropositive (R+).  The primary endpoint is CMV disease, with secondary endpoints related to renal function at six months.  The trial is expected to enroll approximately 520 patients. Both SUSTAIN and SURPASS will provide an opportunity to evaluate brincidofovir’s potential activity against BK virus, a polyomavirus that is a leading cause of kidney injury in these patient populations.

First Quarter 2015 Financial Results

Chimerix reported a net loss of $22.3 million, or $0.54 per basic and diluted share for the first quarter of 2015. During the same period in 2014, the company recorded a net loss of $10.4 million, or $0.39 per basic and diluted share.

Revenues for the first quarter of 2015 increased to $1.2 million compared to $780,000 for the same period in 2014, due to an increase in the first quarter of 2015 in reimbursable expenses associated with the company’s ongoing development contract with BARDA.

Research and development expenses increased to $17.4 million for the first quarter of 2015, compared to $8.3 million for the same period in 2014. This increase was primarily due to the effect of costs related to the ongoing Phase 3 SUPPRESS and AdVise trials and growth of the company’s clinical, regulatory and development groups.

General and administrative expenses increased to $6.1 million for the first quarter of 2015, compared to $2.7 million for the same period in 2014. The increase was primarily due to the growth in the company’s infrastructure that included the addition of new employees throughout the organization, as the company prepares for the expected regulatory filings and commercialization of brincidofovir.

Loss from operations was $22.3 million for the first quarter of 2015, compared to a loss from operations of $10.2 million for the same period in 2014. The variance was primarily due to the increased research and development, and general and administrative expenses, as previously discussed.

Chimerix’s balance sheet at March 31, 2015 included $267.2 million of capital available to fund operations, $2.9 million in debt and approximately 41.3 million outstanding shares of common stock.

Today’s Conference Call and Webcast
Chimerix will host a conference call and live audio webcast to discuss its first quarter 2015 updates and financial results today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 36354999.

A live audio webcast of the call will also be available on the Investors' section of Chimerix’s website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Chimerix
Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix's proprietary lipid conjugate technology has produced brincidofovir (CMX001), a clinical-stage nucleotide analog, which has potent in vitro antiviral activity and a favorable safety profile in clinical trials conducted to date. Chimerix is currently enrolling SUPPRESS, a Phase 3 trial of brincidofovir for the prevention of cytomegalovirus (CMV) in adult hematopoietic cell transplant (HCT) recipients. In addition, Chimerix is enrolling the Phase 3 AdVise trial of brincidofovir for treatment of adenovirus (AdV) infection. Chimerix is working with BARDA to develop brincidofovir as a potential medical countermeasure against smallpox. For further information, please visit Chimerix's website, www.chimerix.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix's filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT: Joseph T. Schepers
Executive Director, Investor Relations and Corporate Communications
ir@chimerix.com
919-287-4125

CHIMERIX, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data) (unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$55,605	$128,462
Short-term investments, available-for-sale	118,898	106,114
Accounts receivable	977	106
Prepaid expenses and other current assets	1,780	2,775
Total current assets	177,260	237,457
Long-term investments	95,239	52,973
Property and equipment, net of accumulated depreciation	1,329	1,310
Other long-term assets	297	138
Total assets	$274,125	$291,878

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,920	$5,938
Accrued liabilities	6,630	6,833
Loan payable, net	2,892	4,296
Total current liabilities	16,442	17,067
Long-term liabilities	161	175
Total liabilities	16,603	17,242

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at March 31, 2015 and December 31, 2014; no shares issued and outstanding as of March 31, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized at March 31, 2015 and December 31, 2014; 41,310,063 and 41,031,770 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	41	41
Additional paid-in capital	501,130	496,602
Accumulated other comprehensive gain, net	659	35
Accumulated deficit	(244,308)	(222,042)
Total stockholders’ equity	257,522	274,636
Total liabilities and stockholders’ equity	$274,125	$291,878

CHIMERIX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (in thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,
	2015	2014

Revenues:
Contract revenue	$1,238	$780
Total revenues	1,238	780
Operating expenses:
Research and development	17,444	8,292
General and administrative	6,123	2,672
Loss from operations	(22,329)	(10,184)
Other income (expense):
Interest income (expense), net	63	(196)
Net loss	(22,266)	(10,380)
Other comprehensive loss:
Unrealized gain (loss) on investments, net	625	(32)
Comprehensive loss	$(21,641)	$(10,412)
Per share information:
Net loss per common share, basic and diluted	$(0.54)	$(0.39)
Weighted-average shares outstanding, basic and diluted	41,220,989	26,762,264